Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-251143) pertaining to the 2020 Equity Incentive Plan, the 2020 Employee Stock Purchase Plan, and the 2016 Equity Incentive Plan, as amended, of Silverback Therapeutics, Inc. of our report dated March 29, 2021, with respect to the consolidated financial statements of Silverback Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Seattle, Washington

March 29, 2021